Press Release
For Further Information:
Kraton Polymers LLC
Analyst: Andy Weaver 281-504-4852
Media: Rick Ott 281-504-4720

Kraton Polymers LLC Announces Third Quarter 2007 Results
Total Revenue Increased 1% to $290 million
LTM Adjusted Bank Covenant EBITDA at $104 million
Term Loan Prepayment of $40 million

HOUSTON, TX. – November 13, 2007 – Kraton Polymers LLC (Kraton), a leading global engineered polymer company, announces its financial results for the quarter and nine months ended September 30, 2007. Total Revenues for the quarter were $290 million compared to $288 million in the comparable period of 2006, an increase of 1%. This increase was driven by product price increases and strengthening of foreign currencies partially offset by lower sales volumes and lower by-product sales. Through the first nine months of 2007, Total Revenues grew 4% to $832 million.

Gross Profit for the quarter decreased 25% to $46 million, as compared to $62 million in the comparable period of 2006 as higher monomers and plant restructuring costs offset the benefits of higher revenues. Gross Profit for the first nine months decreased $37 million to $130 million.

EBITDA for the quarter decreased 31% to $26 million from $37 million in 2006. First nine months EBITDA declined $28 million to $63 million.

Last Twelve Months (LTM) Adjusted Bank Covenant EBITDA, a measure used to determine compliance with our debt covenants, totaled $104 million, a decrease of $10 million from the period ended June 30, 2007. A reconciliation of Net Income to EBITDA and Adjusted Bank Covenant EBITDA is attached.

Net Loss for the quarter was $0.8 million, compared with Net Income of $12 million in the comparable period of 2006. During the first nine months of 2007, Net Loss was $8 million versus a Net Income $22 million for the same period of 2006.

“In the third quarter, we were disappointed by the volume declines we saw in our Paving and Roofing end use market due to lower market demand driven primarily by poor weather in our North American market and lower government spending. Outside of Paving and Roofing however, we were pleased that our core product volume experienced 6% growth versus last year,” said George B. Gregory, President and Chief Executive Officer. “The price increases we implemented in the quarter only partially offset variable cost increases. In response to lower margins, we are reviewing further price increases to keep pace with increasing raw material and energy costs and are accelerating cost reduction programs. As always, we remain committed to providing our customers with the highest valued products and service in the industry.”

Quarterly Business Developments:

•	Achieved 6% core volume growth outside of Paving & Roofing.

•	Implemented SBS price increases in Europe and North America.

•	Finalized actions for closure of the SIS unit at the Pernis, Netherlands plant, generating expected cost savings of $6-$9 million annually.

•	Pre-paid $40 million of term debt.

•	Grew innovation-based volumes by 114%.

•	Generated $32 million incremental cash from working capital versus 3rd quarter 2006.

Kraton has scheduled an investor and analyst conference call for Wednesday, November 14, 2007 to discuss the results of today’s earnings announcement. The call will begin at 2:30 p.m. central time, 3:30 p.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations and then go to Presentations and Papers and select “Third Quarter 2007 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Earnings Conference Call”. US Dial-In #: (888) 809-8969 or International Dial-In #: (210) 234-0001. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 6:00 p.m. CT November 14th through 5:00 p.m. CT on November 28th.  To hear a telephonic replay of the call, dial (866) 383-3011 or (203) 369-0381 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton
Kraton is a leading global engineered polymer company and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements
This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers LLC

Consolidated Statements of Operations
Three Months Ended September 30, 2007 and 2006
(in thousands of U.S. dollars)
(Unaudited)

	September 30,	September 30,
	2007	2006
Revenues
Sales	$284,498	$278,409
Other	5,652	9,745

Total revenues	290,150	288,154
Costs and expenses:
Costs of goods sold	243,699	225,820

Gross profit	46,451	62,334

Research and development expenses	5,452	6,084
Selling, general, and administrative expenses	15,594	18,884
Depreciation and amortization of identifiable intangibles	12,539	11,187
Loss (earnings) in joint venture	(189)	208
Interest expense, net	12,375	10,932

Income before income taxes	680	15,039
Income tax provision	(1,434)	(3,404)

Net (loss) income	$(754)	$11,635

Kraton Polymers LLC

Consolidated Statements of Operations
Nine Months Ended September 30, 2007 and 2006
(in thousands of U.S. dollars)
(Unaudited)

	September 30,	September 30,
	2007	2006
Revenues:
Sales	$812,326	$775,192
Other	19,546	27,639

Total revenue	831,872	802,831
Costs and expenses:
Costs of goods sold	701,660	635,552

Gross profit	130,212	167,279

Research and development expenses	18,504	19,150
Selling, general and administrative expenses	49,208	56,872
Depreciation and amortization	36,417	33,201
Earnings in joint venture	(514)	(232)
Interest expense, net	32,507	29,501

(Loss) income before income taxes	(5,910)	28,787
Income tax provision	(1,822)	(7,233)

Net (loss) income	$(7,732)	$21,554

Kraton Polymers LLC

Consolidated Balance Sheets
September 30, 2007 and December 31, 2006
(In thousands of U.S. dollars)
(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$32,317	$43,601
Receivables, net of allowances of $1,982 and $2,157	153,158	135,937
Inventories of products, net	284,430	256,785
Inventories of materials and supplies, net	12,214	10,903
Other current assets	14,217	13,308
Deferred income taxes	1,938	1,931

Total current assets	498,274	462,465
Property, plant and equipment, less accumulated depreciation of $141,921 and $105,219	403,320	403,743
Identifiable intangible assets, less accumulated amortization of $27,399 and $21,978.	81,210	86,631
Investment in unconsolidated joint venture	10,102	9,376
Deferred financing costs	10,825	13,038
Other long-term assets	15,349	13,900

Total assets	$1,019,080	$989,153

Liabilities and Member’s Equity
Current liabilities:
Current portion of long-term debt	$3,445	$3,850
Accounts payable-trade	117,388	68,940
Other payables and accruals	51,736	53,130
Due to related party	20,925	9,351
Insurance note payable	1,977	739

Total current liabilities	195,471	136,010
Long-term debt, net of current portion	535,881	578,263
Deferred income taxes	35,221	40,107
Other long-term liabilities	36,366	35,032

Total liabilities	802,939	789,412

Commitments and contingencies (note 9)
Member’s equity:
Common equity	178,547	184,111
Accumulated other comprehensive income	37,594	15,630

Total member’s equity	216,141	199,741

Total liabilities and member’s equity	$1,019,080	$989,153

Kraton Polymers LLC

LTM Bank Adjusted EBITDA
(In thousands of U.S. dollars)

	3 Mos ended	12 Mos ended
	6/30/07	6/30/07	3 Mos Ended 9/30/07	12 Mos Ended 9/30/07
Net income (loss)	$6,218	$(20,455)	$(754)	$(32,844)
Income taxes	949	22,185	1,434	20,215
Interest expense, net	9,402	42,110	12,375	43,553
D D & A	11,828	45,438	12,539	46,790

Financial Statement EBITDA (1)	28,397	89,278	25,594	77,714
Consolidated Adjusted Bank EBITDA addbacks (2)
Sponsor fees and expenses		2,000		2,000
Plant turnaround costs		2,012		2,571
Permitted acquisition costs		(150)		116
Severance related restructuring charges		812		68
Specific cost savings expenses		7,482		10,000
Schedule 1.1 cost		3,000		3,000
Specified other restructuring charges		2,543		1,555
Other non-cash items (decreasing) increasing Net Income (loss)		6,863		6,744

LTM Bank EBITDA (3)		$113,840		$103,768

(1)	The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, dated as of December 23, 2003, as amended as of March 4, 2004, as further amended as of October 21, 2004, as further amended as of February 16, 2006 and as further amended as of May 12, 2006, among Kraton Polymers LLC, as Borrower, Polymer Holdings LLC, certain subsidiaries of Kraton Polymers LLC, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, Goldman Sachs Credit Partners L.P., as Syndication Agent, UBS AG, Stanford Branch, as Administrative Agent and Collateral Agent (the “senior secured credit facility”).

(3)	LTM Bank EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the senior secured credit facility. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting LTM Bank EBITDA are appropriate to provide additional information to investors to demonstrate compliance with the financing covenants contained in the senior secured credit facility.